Exhibit 4.2
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                                    Amendment
                        PCS U.S. Employees' Savings Plan
         PCS Nitrogen 401(k) Savings Plan for Bargaining Unit Employees
        White Springs Agricultural Chemicals, Inc. Savings and Investment
                    Plan for Collective Bargaining Employees

Whereas, PCS Administration (USA), Inc., PCS Nitrogen, Inc., and White Springs Agricultural Chemicals, Inc. sponsor the PCS U.S. Employees Savings Plan, the PCS U.S. 401(k) Savings Plan for Bargaining Unit Employees, and the White Springs Agricultural Chemicals, Inc. Savings and Investment Plan for Collective Bargaining Employees ("Plans"), which are qualified plans pursuant to section 401(a) of the Internal Revenue Code; and

Whereas, each such plan authorizes its employee benefits committee to adopt certain amendments without the approval of plan sponsor;

Now, therefore, resolved that each such plan is amended by adding the following
Appendix:

"Appendix. 1. Employee Stock Ownership Plan

1.1 The Plan
This Appendix shall be effective as soon as administratively practicable after September 26, 2001 and after the completion of all required filings, notices, and approvals under the securities law of the United States and other applicable laws. Accounts shall be established for each Participant who has amounts allocable to the Company Stock Fund consisting of an account that is designated as a stock bonus plan within the meaning of Code section 401(a)(23) and as an employee stock ownership plan ("ESOP") within the meaning of Code section 4975(e)(7) and an account consisting of amounts not allocable to such stock bonus plan. The provisions of this Appendix shall apply to the ESOP.

2.1 Definitions
(a)   Company. The term "Company" means the Potash Corporation of Saskatchewan.

(b) Company Stock. The term "Company Stock" means common stock of the Company that is Publicly Traded Stock.

(c) Disqualified Person. The term "Disqualified Person" has the meaning given such term by Code section 4975(e)(2).

(d) ESOP. Unless the context indicates otherwise, the term "ESOP" means the portion of the Plan that is comprised of the ESOP Accounts of all Participants.

(e) ESOP Account. The term "ESOP Account" means the portion of a Participant's Account invested in the Company Stock Fund and allocable to the account designated as the ESOP Account.

(f) Non-ESOP Account. The term "Non-ESOP Account" means the portion of a Participant's Account that is not allocable to the ESOP Account.

(g) Participant. The term "Participant" means an individual who has amounts credited to the ESOP Account.

(h) Publicly Traded Stock. The term "Publicly Traded Stock" means stock that is listed on a national securities exchange registered under section 6 of the Securities Exchange Act of 1934 or that is quoted on a system sponsored by national securities association registered under section 15A(b) of such Act.

3.1 ESOP Investments and Loans
(a)   Company Stock. The ESOP shall be invested primarily in Company Stock.

(b) Funding. Except as provided by Committee rule, no contributions may be made directly to the ESOP. Amounts credited to a Participant's ESOP Account shall be those amounts in the Company Stock Fund that are allocable to the Participant immediately before the establishment of the ESOP, adjusted by amounts transferred to and from the ESOP Account, and by the amount of the distributions, earnings and losses attributable to the ESOP Account. Contributions made to the Non-ESOP Account during the Plan Year and invested in the Company Stock Fund shall be transferred by the Plan to the ESOP Account during or after the Plan Year as prescribed by Committee rules.

(c) ESOP Loans Prohibited. The ESOP may not borrow funds, directly or indirectly, to acquire Company Stock.

(d)   Acquisition and Disposition of Employer Securities.

      (1) General. The Trust may purchase and sell Company Stock only at its fair market value. The Committee may direct the Trustee to buy Company Stock from, or sell Company Stock to, any person, subject to paragraph
          (2).

      (2) Transactions with Disqualified Persons. No commission may be charged in a transaction involving Company Stock between the Trust and a Disqualified Person and such a transaction shall be for adequate consideration (as defined in ERISA section 3(18)).

4.1 Election to Distribute or Reinvest Dividends on Company Stock
Effective January 1, 2002, in the case of a dividend payable on Company Stock allocated to a Participant's (or Beneficiary's) ESOP Account and held by the ESOP on the record date for such dividend, pursuant to Committee rules, the dividend may--

(a)   be paid directly in cash to the Participant (or the Beneficiary),

(b) be paid to the ESOP and distributed in cash to the Participant not later than 90 days after the close of the Plan Year in which paid, or

(c)   at the election of the Participant--

      (1) be payable as provided in subsections (a) or (b), or

      (2) be paid to the ESOP and reinvested in the Company Stock Fund and credited to the Participant's ESOP Account.

A distribution of a dividend to a Participant may be made pursuant to this section notwithstanding other provisions to the contrary. A dividend distribution shall be treated as made under a separate contract for the purposes of Code section 72.

5.1 Participant Diversification of Investments
(a) Protected Right of Qualified Participants to Diversify. This section shall supersede other provisions of the Plan to the extent (if any) that they would limit the rights of a Qualified Participant as described in this paragraph.

(b) Definitions. For the purpose of this section, the following terms shall have the respective meanings set forth below:

      (1) Qualified Election Period. The term "Qualified Election Period" means the six-Plan-Year period beginning with the first Plan Year in which an Employee becomes a Qualified Participant.

      (2) Qualified Participant. The term "Qualified Participant" means a Participant who has attained age 55 and who has completed at least ten years of participation in the Plan (or a predecessor plan).

(c) Alternative Investment Funds. A Qualified Participant shall be permitted to direct the Plan to transfer to an alternative investment fund (not invested in Company Stock) up to 25 percent of the value of the Participant's ESOP Account. The direction shall be made within 90 days after the last day of each Plan Year during the Participant's Qualified Election Period. Within 90 days after the close of the last Plan Year in the Participant's Qualified Election Period, a Qualified Participant may direct the Plan as to the investment of 50 percent of the ESOP Account.

      The Participant's direction shall be provided to the Committee in writing; may be revoked or modified within the applicable 90-day period; and shall be effective no later than 180 days after the close of the Plan Year to which the direction applies.

6.1 Voting and Tender Offer Decisions
(a) Participant Voting Direction. A Participant (or, in the event of the Participant's death, the Participant's beneficiary) shall have the right to direct the Trustee as to the manner in which shares of Company Stock allocated to such Participant's ESOP Account are to be voted on each matter brought before an annual or special stockholders' meeting of the Company.

      (1) Participant Information. Before a stockholder meeting, the Committee shall furnish to a Participant (or Beneficiary) a copy of the proxy solicitation material, together with a form requesting confidential directions on how such shares of Company Stock allocated to such Participant's ESOP Account shall be voted on each such matter.

      (2) Trustee Action. Upon timely receipt of a Participant's voting directions, the Trustee shall vote as directed the number of shares (including fractional shares) of Company Stock allocated to such Participant's ESOP Account. The Trustee shall hold the Participant instructions in strict confidence and may not divulge or release the instructions to any person, including officers or Employees of the Company. Except as provided by law, the Trustee may not vote shares of Company Stock allocated to Participants' ESOP Accounts for which it has not received direction.

(b) Tender Offer Direction. Each Participant (or, in the event of the Participant's death, the Participant's Beneficiary) shall have the right, to the extent of the number of shares of Company Stock allocated to such Participant's ESOP Account, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to shares of Company Stock.

      (1) Participant Information. The Committee shall use its best efforts to timely distribute to each Participant (or Beneficiary) such information as will be distributed to stockholders of the Company in connection with a tender or exchange offer.

      (2) Trustee Action. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to shares of Company Stock allocated to such Participant's ESOP Account. A Participant's instructions to the Trustee shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including officers or Employees of the Company. Except as provided by law, if the Trustee does not receive timely instruction from a Participant (or Beneficiary) as to the manner in which to respond to such a tender or exchange offer, the Trustee shall not tender or exchange any shares of Company Stock for which the Participant has the right of direction.

(c) Named Fiduciary. For the purpose of this section, each Participant (or, in the event of the Participant's death, the Participant's Beneficiary) is, hereby designated a "named fiduciary" within the meaning of ERISA section 403(a)(1).

7.1 Distributions
(a) Right to Receive Distribution in Company Stock. A Participant who is entitled to a distribution from his or her ESOP Account has the right to demand that the distribution be made in shares of the Company Stock. In the case of amounts that are diversified pursuant to section 5.1 of this Appendix, the preceding sentence shall apply only to amounts that are diversified in excess of the minimum amounts that are required to be available for diversification pursuant to such section.

(b) Commencement. A Participant is entitled to a distribution from the ESOP Account at the time prescribed by the Plan (but no later than the time prescribed by Code section 409(o)).

(c) Normal Form of Payment. If a Participant is entitled to a distribution from the ESOP Account, unless the Participant elects otherwise, the ESOP Account shall be distributed in substantially equal periodic payments (but not less frequently than annually) over a period not longer than the greater of--

      (1) five years, or

      (2) in the case of a Participant with an ESOP Account balance in excess of $500,000, five years plus one additional year (but not more than five additional years) for each $100,000 or fraction thereof by which such balance exceeds $500,000.

      The dollar amounts specified in paragraph (2) shall be adjusted for changes in the cost of living as prescribed by the Internal Revenue Service.

8.1 Nonpublicly Traded Stock
This section shall apply if Company Stock ceases to be Publicly Traded Stock or becomes subject to substantial restrictions.

(a) Acquisition and Disposition of Stock. The Trust shall purchase and sell nonpublicly traded Company Stock at its fair market value. The Committee shall determine the fair market value of Company Stock based upon the value determined by an independent appraiser within the meaning of Code section 401(a)(28)(C).

(b)   Participant Put Option.

      (1) When Required. If a Participant receives a distribution of Company Stock and either--

          (A) the Company Stock is not Publicly Traded Stock, or

          (B) the Company Stock is subject to a trading limitation under federal or state securities law, or regulations thereunder, or an agreement which would make the Company Stock not as freely tradable as stock not subject to such limitation, then the Company Stock distributed to the Participant (or Beneficiary) must be subject to a put option as described in this subsection that permits the holder of the put to require the Company to repurchase the Company Stock.

      (2) Holder of Put. The put option shall be exercisable by the Participant or the Beneficiary, by the donees of either, or by a person (including an estate or its distributee) to whom the Company Stock passes by reason of the death of the Participant or the Beneficiary.

      (3) Responsibility for Put. The holder of the put option shall be entitled to put the Company Stock to the Company. The Committee, however, shall have the authority to assume the rights and obligations of the Company at the time the put option is exercised by directing the Trustee to repurchase the Company Stock. Under no circumstances may the put option bind the Plan. If it is known that federal or state law will be violated by the Company's honoring the put option, the put option must permit the Company Stock to be put, in a manner consistent with such law, to a third party (for example, an affiliate of the Company or a shareholder other than the Plan) that has, and is expected to continue to have, a substantial net worth.

      (4) Duration of Put. The holder of the put option shall be entitled to exercise the option at any time during two option periods. The first option period shall be the 60-day period commencing on the date of the distribution of the Company Stock, and if the option is not exercised during that period, a second 60-day period shall commence in the following Plan Year pursuant to Treasury regulations. The period during which a put option is exercisable does not include any time when a holder of the option is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable federal or state law.

      (5) Manner of Exercise. A put option is exercised by the holder notifying the Company in writing that the option is being exercised.

      (6) Price. The exercise price for a put option shall be the fair market value of the Company Stock as determined by an independent appraiser within the meaning of Code section 401(a)(28)(C).

      (7) Payment Terms and Restrictions. The terms of payment for the sale of Company Stock pursuant to a put option shall be as provided in the put and may be either paid in a lump sum or in installments as provided by the Committee.

          (A) If Lump Sum Distribution Made. If the Company is required to repurchase Company Stock that was distributed to the Participant as a lump sum distribution of the Participant's entire account balance, the requirement of this subsection shall be treated as met if--

              (i) the amount to be paid for the Company Stock is paid in substantially equal periodic payments (not less frequently than annually),

              (ii) the payments are made over a period beginning not later than 30 days after the exercise of the put option described in paragraph (4) and not exceeding five years, and

              (iii) there is adequate security provided and reasonable interest paid on the unpaid amounts referred to in clause (i).

          (B) If Installment Payments Made. If the Company is required to repurchase Company Stock that was distributed to the Participant in installments, the requirement of this subsection shall be treated as met if the amount to be paid for the Company Stock is paid not later than 30 days after the exercise of the put option described in paragraph (4).

      (8) Nonterminable Right. The provisions of this subsection shall continue to apply even if the ESOP ceases to be an ESOP within the meaning of Code section 4975(e)(7).

9.1 Disaggregation--Discrimination Testing
(a) Direct Contributions to ESOP. This subsection applies only to the extent that the Committee rules allow contributions to be made directly to the ESOP (as opposed to prior contributions and earnings transferred to the ESOP Account from the Non-ESOP Account.

      If Before-Tax Contributions are subject to testing under the actual deferral percentage test of section 401(k), the test shall be applied separately to the Before-Tax Contributions paid directly to the ESOP Account and to the Before-Tax Contributions paid directly to the Non-ESOP Account. If After-Tax Contributions or Employer Matching Contributions are subject to the actual contributions percentage test of Code section 401(m), the test shall be applied separately to such contributions paid directly to the ESOP Account and the contributions paid directly to the Non-ESOP Account.

(b) Transferred Amounts. Contributions made directly to the Non-ESOP Account and then transferred to the ESOP Account shall not be subject to the separate testing rules under subsection (a).

10.1 Offset of Pension Benefit
Amounts credited to a Participant's ESOP Account may not be taken into account in determining the Participant's benefit under any defined benefit pension plan qualified under Code section 401(a)."

                               * * * * * * * * * *

The Employee Benefits Committee of the above-mentioned employee benefits plans has caused this instrument to be executed by the Chairman of its Employee Benefits Committee effective as indicated above.





                            By:  /s/ Jane Irwin
                                 ----------------------------------------------
                                   Chair, Employee Benefits Committee


                            Date: 2/05/02
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